Filed pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED APRIL 22, 2013 TO PROSPECTUS DATED MAY 11, 2012

MARCH 2013 PERFORMANCE UPDATE

	March 2013	Year to Date	Total NAV 03/31/2013	NAV per Unit 03/31/2013
Series A-1	3.87%	2.02%	$11,716,240	$1,451.82
Series A-2	4.04%	2.54%	$3,229,135	$1,617.46
Series B-1	5.89%	7.26%	$3,413,432	$1,191.24
Series B-2	6.06%	7.80%	$3,802,161	$1,279.75

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

MARCH 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(263)

Expenses
Management fee	22,060
Ongoing offering expenses	-
Operating expenses	7,353
Selling commissions	19,609
Other expenses	116
Incentive fee	-
Brokerage commissions	27,329
Total expenses	76,468

Net investment gain (loss)	(76,731)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	69,164
Net change in unrealized appreciation (depreciation) on futures and forward contracts	443,779

Net gain(loss) on investments	512,943

Net increase (decrease) in net assets from operations	$436,212

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$11,712,976

Net increase (decrease) in net assets from operations	436,212

Capital share transactions
Issuance of shares	144,833
Redemption of shares	(577,780)

Net increase(decrease) in net assets from capital share transactions	(432,948)

Net increase(decrease) in net assets	3,265

Net assets, end of period	$11,716,240
NAV Per Unit, end of period	$1,451.82

SUPERFUND GOLD, L.P. – SERIES A-2

MARCH 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(72)

Expenses
Management fee	6,070
Ongoing offering expenses	-
Operating expenses	2,023
Other expenses	32
Incentive fee	-
Brokerage commissions	7,520
Total expenses	15,645

Net investment gain (loss)	(15,717)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	19,030
Net change in unrealized appreciation (depreciation) on futures and forward contracts	122,106

Net gain(loss) on investments	141,137

Net increase (decrease) in net assets from operations	$125,420

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$3,220,599

Net increase (decrease) in net assets from operations	125,420

Capital share transactions
Issuance of shares	0
Redemption of shares	(116,884)

Net increase(decrease) in net assets from capital share transactions	(116,884)

Net increase(decrease) in net assets	8,536

Net assets, end of period	$3,229,135

NAV Per Unit, end of period	$1,617.46

SUPERFUND GOLD, L.P. – SERIES B-1

MARCH 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(118)

Expenses
Management fee	6,427
Ongoing offering expenses	-
Operating expenses	2,142
Selling commissions	5,713
Other expenses	340
Incentive fee	-
Brokerage commissions	11,650
Total expenses	26,272

Net investment gain(loss)	(26,390)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	126,220
Net change in unrealized appreciation (depreciation) on futures and forward contracts	89,879

Net gain(loss) on investments	216,099

Net increase (decrease) in net assets from operations	$189,709

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$3,471,470

Net increase (decrease) in net assets from operations	189,709

Capital share transactions
Issuance of shares	3,250
Redemption of shares	(250,997)

Net increase (decrease) in net assets from capital share transactions	(247,747)

Net increase(decrease) in net assets	(58,038)

Net assets, end of period	$3,413,432
NAV Per Unit, end of period	$1,191.24

SUPERFUND GOLD, L.P. – SERIES B-2

MARCH 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(131)

Expenses
Management fee	7,147
Ongoing offering expenses	-
Operating expenses	2,382
Other expenses	378
Incentive fee	-
Brokerage commissions	12,955
Total expenses	22,862

Net investment gain(loss)	(22,993)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	140,360
Net change in unrealized appreciation (depreciation) on futures and forward contracts	99,947

Net gain(loss) on investments	240,307

Net increase (decrease) in net assets from operations	$217,313

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$3,537,426

Net increase (decrease) in net assets from operations	217,313

Capital share transactions

Issuance of shares	47,421

Redemption of shares	-

Net increase (decrease) in net assets from capital share transactions	47,421

Net increase(decrease) in net assets	264,735

Net assets, end of period	$3,802,161

NAV Per Unit, end of period	$1,279.75

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James Nigel James, President Superfund Capital Management, Inc. General Partner Superfund Gold, L.P.